EXHIBIT 99.1

For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces Redemption
Of All Remaining 9.75% Senior Notes Due 2010

Natchez, MS (March 31, 2010) -- Callon Petroleum Company (NYSE: CPE) today announced that it intends to redeem $16,052,000 of its 9.75% Notes due 2010 (the “Notes”), representing all remaining Notes outstanding after the completion of the previously announced exchange offer. The redemption will be made in accordance with the terms of the indenture governing the Notes and the terms of the notice of redemption.

Callon expects to redeem the Notes on April 30, 2010 (the “Redemption Date”) at a redemption price of 101.0% of their principal amount, plus accrued and unpaid interest to the Redemption Date.

A notice of redemption is being mailed to all registered holders of the Notes. Copies of the notice of redemption may be obtained from American Stock & Transfer Company, LLC by calling 1-877-248-6417.

This announcement is for informational purposes only, and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.